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                                   EXHIBIT 11
                       KAMAN CORPORATION AND SUBSIDIARIES
                     EARNINGS PER COMMON SHARE COMPUTATION
                    (In Thousands Except Per Share Amounts)

                                            1995     1994     1993
                                            ----     ----     ----
Primary:
  Net earnings (loss) applicable
    to common stock                     $ 15,886  $(16,897) $(29,497)
                                        ========   =======   =======
 Weighted average number of common
    shares outstanding                    18,330    18,175    18,133
 Weighted average shares issuable on
    exercise of dilutive stock options       182       *         *
                                         -------   -------   -------
    Total                                 18,512    18,175    18,133
                                         =======   =======   =======
 Net earnings (loss) per
    common share-primary                 $   .86   $ ( .93)  $ (1.63)
                                         =======   =======   =======
Fully diluted:
 Net earnings(loss)applicable
    to common stock                     $ 15,886  $(16,897) $(29,497)
 Elimination of interest expense on
    6% subordinated convertible
    debentures (net after taxes)           1,195       *         *
 Elimination of preferred stock
    dividend requirement                   3,716       *         *
                                         -------   -------    ------
      Net earnings(loss)(as adjusted)   $ 20,797  $(16,897) $(29,497)
                                         =======   =======   =======
 Weighted average number of shares
     outstanding including shares
     issuable on stock option exercises   18,512    18,175    18,133
 Shares issuable on conversion of 6%
    subordinated convertible debentures    1,421       *         *
 Shares issuable on conversion of
    Series 2 preferred stock               4,551       *         *
 Additional shares using ending market
    price instead of average market on
    treasury method use of stock
    option proceeds                            7       *         *
                                         -------   -------   -------
    Total                                 24,491    18,175    18,133
                                         =======   =======   =======
 Net earnings (loss) per
   common share-fully diluted           $   .85    $ ( .93)  $ (1.63)
                                         =======   =======   =======

*Anti-dilutive and accordingly not included in the computation.
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